Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE No. 1, dated as of September 17, 2019 (this “Supplemental Indenture”), among TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), GLOBAL PAYMENTS INC., a Georgia corporation (the “Successor Company”) having its principal office as of the date hereof at 3550 Lenox Road, Atlanta, Georgia 30326, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 22, 2013 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company and its successors of its Securities on the terms and conditions provided for in the Indenture;

WHEREAS, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of May 27, 2019, by and between the Company and the Successor Company, (i) the Company is being merged with and into the Successor Company (the “Merger”), with the Successor Company surviving the Merger as the surviving corporation and (ii) upon the consummation of the Merger, the separate corporate existence of the Company shall terminate;

WHEREAS, in accordance with Section 9.1(6) of the Base Indenture, the Indenture may be supplemented without the consent of any Holders to provide for the assumption by a successor corporation of the Company’s obligations under the Indenture and the Securities, in each case in compliance with the provisions thereof;

WHEREAS, Section 8.1 of the Base Indenture provides that the Company may merge with and into a Person so long as such Person is organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations on the Securities of each series and under the Indenture;

WHEREAS, Section 8.2 of the Base Indenture provides that upon the merger by the Company with or into any other Person in accordance with Section 8.1, the successor Person into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company therein;

WHEREAS, the Company has delivered or is delivering or causing to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel required by Section 8.1 of the Base Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects,

WHEREAS, this Supplemental Indenture shall not, to the knowledge of the Company, result in a material modification of the Notes for purposes of compliance with Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended).

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

SECTION 1. Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Base Indenture.

SECTION 2. Assumption; Succession.

Effective upon the consummation of the Merger (the “Effective Time”), the Successor Company hereby expressly assumes all of the Company’s obligations on the Securities of each series and under the Indenture.

SECTION 3. Ratification and Effect.

Except as expressly amended by this Supplemental Indenture, the Base Indenture is in all respects ratified and confirmed and all of the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the Effective Time, the Base Indenture shall be modified in accordance herewith, this Supplemental Indenture shall form a part of the Base Indenture for all purposes, every Holder of Securities theretofore or thereafter authenticated and delivered thereunder shall be bound thereby, and each reference in the Indenture and the Securities to the Indenture shall mean and be a reference to the Indenture as amended hereby, and each reference in the Indenture and the Securities to Total System Services, Inc. or the Company shall mean and be a reference to Global Payments Inc., as the Successor Company.

SECTION 4. Governing Law.

This Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5. The Trustee.

The recitals in this Supplemental Indenture shall be taken as the statements of the Company and the Successor Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement the provisions of this Supplemental Indenture, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

SECTION 6. Conflicts.

To the extent of any inconsistency between the terms of the Base Indenture or the Securities and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 7. Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Base Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Base Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GLOBAL PAYMENTS INC., the Successor Company

By:

/s/ David L. Green

Name:	David L. Green
Title:	Executive Vice President, General Counsel and Corporate Secretary

TOTAL SYSTEM SERVICES, INC., the Company

By:

/s/ G. Sanders Griffith, III

Name:	G. Sanders Griffith, III
Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:

/s/ Stefan Victory

Name:	Stefan Victory
Title:	Vice President

[Signature Page to Supplemental Indenture]